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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 2, 2001 with respect to the consolidated financial statements of Fortress Investment Corp and subsidiaries as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 included in the Prospectus of Fortress Investment Corp. that is made a part of the Registration Statement on Form S-11 dated October 19, 2001 of Fortress Investment Corp. for the registration of ___ shares of common stock.

                                                     Ernst & Young LLP

New York, New York
October 19, 2001